Exhibit 99.1

ENTEROMEDICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

St. Paul, Minnesota – April 23, 2008 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, announced today its financial results for the first quarter ended March 31, 2008.

The Company reported a net loss of $8.5 million, or $0.51 per share, research and development expenses of $6.2 million, and selling, general and administrative expenses of $2.3 million for the quarter. Expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials as well as the continued development of VBLOC™ vagal blocking therapy delivered through the Company’s Maestro™ System. At the end of the quarter, the Company’s cash and cash equivalents totaled $47.9 million.

“We continue to meet our cash management targets as our most significant expense, the EMPOWER pivotal study, progresses toward enrollment completion by mid-2008,” commented Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics. “EnteroMedics remains in a good financial position, with cash reserves to fund operations through 2009, by which time we expect to have a pre-market approval application for VBLOC Therapy before the FDA.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. The Food and Drug Administration (FDA) recently granted Investigation Device Exemption (IDE) approval for a pivotal clinical trial of EnteroMedics’ investigational Maestro™ System, the Company’s initial product for the treatment of obesity, that delivers VBLOC Therapy.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the Empower clinical trial informed consent.

(See attached table)

Contact:

EnteroMedics Inc.
Greg S. Lea
(651) 789-2860 ir@enteromedics.com

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Operating expenses:
Research and development	$6,183	$4,078
Selling, general and administrative	2,333	1,348

Total operating expenses	8,515	5,426
Loss from operations	(8,515)	(5,426)
Other income (expense), net	17	28

Net loss	$(8,498)	$(5,398)

Net loss per share – basic and diluted	$(0.51)	$(9.16)

Shares used to compute basic and diluted net loss per share	16,799	589

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2008	December 31, 2007
ASSETS
Cash, cash equivalents and short-term investments	$47,886	$57,031
Prepaid expenses and other current assets	741	523
Property and equipment, net	1,458	1,492
Other assets	5	5

Total assets	$50,090	$59,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$499	$300
Debt	9,795	11,099
Other liabilities	2,401	2,370

Total liabilities	12,695	13,769

Stockholders’ equity	37,394	45,282

Total liabilities and stockholders’ equity	$50,090	$59,051

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